Exhibit 5.1

DLA Piper LLP (US) 3203 Hanover Street, Suite 100 Palo Alto, CA 94304 T 650-833-2000 F 650-833-2001 W www.dlapiper.com
March 19, 2024
Super Micro Computer, Inc.
980 Rock Avenue
San Jose, California 95131
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about March 19, 2024 by Super Micro Computer, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration for resale of up to an aggregate of 2,000,000 shares of the Company’s common stock, par value $0.001 per share (“Stock”), which are being offered for sale by the Company (the “Firm Shares”) and, at the election of the Underwriter, up to 300,000 additional shares of Stock (the “Optional Shares” and together with the Firm Shares, the “Shares”).
As counsel to the Company in connection with the registration for resale of the Shares, we have examined and relied upon the Registration Statement, copies certified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as currently in effect, resolutions adopted by the Board of Directors of the Company, the Underwriting Agreement filed as exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness, authenticity and completeness of all documents submitted to us as originals; the completeness and conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.
The opinion expressed herein is limited to the General Corporation Law of the state of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any prospectus included therein.
On the basis of the foregoing, and subject to the qualifications and limitations stated herein, and in reliance thereon, we are of the opinion that the Shares are duly authorized and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement, and to the filing of this opinion as exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder (including Item 509 of Regulation S-K).
Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)